[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into this 30th day of August, 2019 (the “Effective Date”), among Verus International, Inc., a Delaware Corporation (“Buyer”), and [*], a [*] Limited Liability Company (“Seller”). Buyer and Seller may sometimes be individually referred to as the “Party” or collectively referred to as the “Parties”.

R E C I T A L S:

A. Seller is engaged in the business of distributing frozen foods in the Middle East (the “Business”).

B. Seller desires to sell, and Buyer desires to acquire, all, or substantially all, of the assets of the Seller’s French Fry business (as more fully defined below, the “Acquired Assets”) and all of the business conducted by Seller (all such business is hereinafter sometimes referred to as the “Business”), through the acquisition (the “Acquisition”) of the Acquired Assets by Buyer, in exchange for certain consideration as more fully provided herein; provided, however, that the Acquired Assets shall not include any of the Excluded Assets (as defined in Section 1.3).

C. The Board of Directors of Buyer and Seller have determined the Acquisition in the manner contemplated herein to be desirable and in the best interests of their respective shareholders or members, as the case may be, and, by resolutions or written actions, have duly approved and adopted this Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereto, on the basis of, and in reliance upon, the representations, warranties, covenants, obligations and agreements set forth herein, and upon the terms and subject to the conditions contained herein, agrees as follows:

Article I

RECITALS; PURCHASE AND SALE

Section 1.1 Recitals. Each of the Parties hereby agree that the recitals set forth above are true and correct and are incorporated into the terms of this Agreement.

Section 1.2 Purchase and Sale. On the Closing Date (as defined in Section 1.6) Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of any lien, claim, pledge, security interest or encumbrance of whatever kind or character, all of the assets, properties, goodwill and rights of Seller relating to the Business of every nature, kind and description, tangible and intangible, wheresoever located and whether or not carried or reflected on the books and records of Seller (the “Acquired Assets”), including, without limitation, the following (except to the extent any item of the following is part of the Excluded Assets):

(a) All equipment, furniture, supplies, computer hardware and other tangible personal property of Seller (the “Personal Property”);

(b) All work-in-process and other inventory of Seller (the “Inventory”);

(c) All franchises, licenses, permits, consents, authorizations, approvals, and certificates of any regulatory, administrative or other government agency or body relating to the Business (the “Permits”);

(d) All patents, patentable materials, formula, packaging, brand names, trade secrets, processes, procedures, systems, proprietary rights, proprietary knowledge, confidential or proprietary information, know-how, show-how, inventions, computer software, technology, trademarks, names, service marks, trade names, internet domain names, URL addresses, electronic mail addresses, copyrights, copyrighted and copyrightable materials (whether or not registered, published or containing a copyright notice, and including, but not limited to, any and all moral rights and similar rights, and derivatives), symbols, logos, customer lists, inventions, franchises and permits and all filings, applications for registrations, registrations, renewals and reissues of any such registrations with or by an federal, state, local or foreign regulatory, administrative, governmental or quasi-governmental office or authority, any of the foregoing that might be issued upon any such registration, and all licenses, sublicenses or agreements in respect thereof, that Seller owns or has the right to use or to which Seller is a party, whether or not used in the Business (collectively, the “Proprietary Rights”);

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(e) All claims and rights under contracts, agreements, contract rights, leases, license agreements, franchise rights and agreements, policies, purchase and sales orders ( the “Pending Sales Orders”), engagement letters, executory commitments, instruments, guaranties, indemnifications, arrangements, and understandings of Seller, whether oral or written, to which Seller is a party (whether or not legally bound thereby) (the “Contracts”), including, without limitation, the Pending Sales Orders Contracts and that each of said Pending Sales Orders is valid, still pending, on time, and is not the subject of any cancellation and Seller has no knowledge of any potential cancellation or reduction of any Pending Sales Order.

(f) All investments, deposits and prepaid expenses;

(g) All causes of action, judgments and claims or demands against others of whatever kind or description;

(h) All books of account, records, customer lists, vendor lists, files, papers, records, promotional marketing and advertising materials, catalogs, brochures, forms, plans, manuals and handbooks relating to the conduct of the Business or otherwise relating to the conduct of the Business or otherwise relating to the Acquired Assets or usable in connection with the Business;

(i) All goodwill (excluding any unamortized goodwill reflected on the financial statements of Seller); and

(j) All of Seller’s telephone numbers, including, without limitation, all local and toll free telephone numbers.

Section 1.3 Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, the following items shall be excluded from the Acquired Assets (the “Excluded Assets”):

(a) all corporate minute books, stock records, corporate seals, treasury shares and tax returns and supporting schedules of Seller (all of which shall be subject to Buyer’s right to inspect and copy); and

(b) all fixed assets including vehicles, machinery and equipment and any and all liabilities of the Buyer.

Section 1.4 Assumption of Liabilities. Buyer shall not and does not assume any obligations of Seller, with the exception of trade payables that is directly linked as associated accounts receivables as shown on the balance sheet and financial statements provided by Seller to Buyer hereunder, as well as any obligations that Seller has under previous product warranties given pursuant to the sale of its products to its customers, which shall not be deemed to be extended or renewed hereby (the “Assumed Liabilities”). With the exception of the Assumed Liabilities, Buyer shall not by the execution and performance of this Agreement, or otherwise, assume or otherwise be responsible for any liability or obligation of any nature of Seller, or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, whether arising out of occurrences prior to, at or after the Closing Date.

Section 1.5 Acquisition Consideration. The consideration to be paid for the Acquired Assets shall be equivalent to 2,000,000 AED ($544,477 USD) in cash, plus assumption of the Assumed Liabilities (the ‘Acquisition Consideration”).

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONSUMMATION OF ACQUISITION

Section 1.6 General. As used in this Agreement, the “Closing” shall mean the time at which each of the Parties hereto consummate the sale, transfer, assignment and delivery of the Acquired Assets to Buyer, and the consummation of the other transactions provided for in Article I hereof; provided that such consummation shall be effective as of the Closing Date. The Closing shall take place on or before September 6, 2019, at an agreed location on the date hereof (the “Closing Date”), or at such other time and place as the Parties shall mutually agree.

Section 1.7 Due Diligence Period. Buyer shall have until 5:00 p.m., on September 5, 2019, to conduct due diligence (the “Due Diligence Period”) to determine whether in its sole and absolute discretion it will proceed with the transaction contemplated by this Agreement. If Buyer fails to notify Seller in writing prior to the expiration of the Due Diligence Period that Buyer has elected not to proceed with the transaction contemplated by this Agreement, Buyer shall be deemed to have irrevocably elected to proceed with this transaction. During the Due Diligence Period, Seller shall (i) provide Buyer and their designees with such information as or Buyer may from time to time reasonably request with respect to the Business, the Acquired Assets and the Assumed Liabilities and the transactions contemplated by this Agreement, (ii) provide Buyer and their designees, officers, counsel, accountants, actuaries and other authorized representatives access during regular business hours and upon reasonable notice to the books, records, offices, personnel, counsel, customers, vendors, accountants and actuaries of the Business as Buyer or their designees may from time to time reasonably request and (iii) permit Buyer and its designees to make such inspections of the foregoing as Buyer may reasonably request. Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the Business. No such investigation (or any disclosure made at any time by Seller to Buyer) shall limit or modify in any way, or act or result in a waiver of, any Seller’s obligations with respect to any breach of its representations, warranties, covenants or agreements contained herein (including, without limitation, conditions to Closing or indemnification obligations).

Section 1.8 Documents to be Delivered by Seller At the Closing, in addition to any other documents specifically required to be delivered pursuant to the terms of this Agreement, Seller shall deliver or cause to be delivered to Buyer, in form and substance reasonably satisfactory to Buyer:

(a) certified copies of duly executed written actions of the shareholders and Board of Directors of Seller authorizing and approving the execution and delivery of this Agreement and all other documents and instruments required hereunder to be executed and delivered by Seller and the consummation by Seller of all transactions and agreements contemplated herein;

(b) a good and sufficient Bill of Sale, satisfactory to Buyer and duly executed by Seller, conveying, selling, transferring and assigning to Buyer title to all of the Acquired Assets free and clear of all security interests, liens, charges, encumbrances or equities whatsoever;

(c) a good and sufficient Assignment and Assumption Agreement related to the Contracts and Pending Sales Orders, in a form satisfactory to Buyer and duly executed by Seller together with the written consents of all parties necessary in order to transfer all of Seller’s rights there under to Buyer; and

(d) such other documents and instruments as shall reasonably be required by Buyer to be executed and delivered by Seller in order to fully and effectively consummate all of the transactions contemplated herein to be performed by Seller;

Section 1.9 Documents to be Delivered by Buyer. At the Closing (or within the appropriate time periods set forth in Section 1.6 hereof), in addition to any other documents specifically required to be delivered pursuant to this Agreement, Buyer, as the case may be, shall deliver to Seller or the Owners, in form and substance reasonably satisfactory to Seller:

(a) the Closing Date Payment;

(b) the Assignment and Assumption Agreement duly executed by Buyer;

(c) certificate of good standing of Buyer issued by the Secretary of State of the State of Delaware, or other proof of good standing dated not more than ninety (90) days prior to the Closing Date, as well as copies of duly executed written actions of all of the members of the Board of Directors of Buyer authorizing and approving the execution and delivery of this Agreement and all other documents and instruments required hereunder to be executed and delivered by Buyer and the consummation by Buyer of all transactions and agreements contemplated herein; and

(d) such other documents and instruments as shall be reasonably required by Seller to be executed and delivered by Buyer in order to fully and effectively consummate all of the transactions contemplated herein to be performed by Buyer.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Article II

REPRESENTATIONS AND WARRANTIES

OF BUYER

In order to induce Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller that the following statements contained in this Article III are true, correct and complete, both as of the execution hereof and as of the Closing Date:

Section 2.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority (corporate and other), to own, lease, use, and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted.

Section 2.2 Corporate Power and Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and the agreements to be entered into in connection with this Agreement, and all such agreements have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligation of Buyer, enforceable against each of Buyer in accordance with its terms.

Section 2.3 Conflicts; Consents and Approvals. Neither the execution nor delivery of this Agreement by Buyer nor the consummation of the transactions contemplated by this Agreement will violate or conflict with any agreement to which Buyer is a party, or will violate the terms of its charter, or its bylaws.

Section 2.4 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of Buyer, threatened against Buyer that could have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 2.5 Brokerage and Finder’s Fees. Buyer has not engaged the services of any broker or agreed to pay any brokerage or finder’s fees in connection with the transactions contemplated by this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES

OF SELLER

In order to induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer, that the following statements contained in this Article III are true, correct, and complete, both as of the execution hereof, and as of the Closing Date:

Section 3.1 Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Dubai, United Arab Emirates with full power and authority to own, lease, use, and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Seller is not qualified to do business as a foreign corporation in any jurisdiction other than the State of Alabama and neither the nature of the Business nor other activities conducted by Seller nor the properties that Seller owns, leases, or operates requires Seller to qualify to do business as a foreign corporation in any other jurisdiction. Seller has not received any written notice or assertion within the last three (3) years from any governmental official in any jurisdiction to the effect that Seller is required to be qualified or authorized to do business as a foreign corporation in a jurisdiction other than the State of Alabama. Seller is not in default in the performance, observation or fulfillment of any provision of its Articles of Organization (“Seller Articles”), its Memorandum of Association (“Seller Bylaws”) or any shareholders agreement to which any Owner is bound (“Seller Shareholders Agreement”).

Section 3.2 Power and Authority. Seller has all requisite corporate power and authority to enter into and perform this Agreement and the agreements to be entered into in connection with this Agreement to which it is a party (the “Seller Related Agreements”) and to carry out its obligations under this Agreement and the Seller Related Agreements. This Agreement and the Seller Related Agreements and the transactions contemplated by this Agreement and the Seller Related Agreements have been duly and validly authorized by all necessary corporate action on the part of Seller and any other necessary parties. This Agreement and the Seller Related Agreements have been duly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Section 3.3 Consents and Approvals. Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated by this Agreement requires or will require any action or consent or approval of, or review by, or registration with, any third party, court or governmental body or other agency, instrumentality or authority.

Section 3.4 Financial Statements. Seller has furnished to Buyer the statement of income, expenses, assets and liabilities related to the French Fry business along with finical models and value chain (collectively, the “Financial Statements”). The Financial Statements, have been personally delivered to Buyer, are true and correct in all material respects and fairly present the financial condition and results of operations of Seller as of the dates stated and the results of operations of Seller for the periods then ended in accordance with such practices, except as otherwise stated therein or herein.

Section 3.5 Undisclosed Liabilities and Absence of Material Adverse Change.

(a) Seller does not have any liability or obligation of any nature (whether matured or unmatured, liquidated or unliquidated, fixed or contingent, or otherwise and whether due or to become due) except for those specifically shown in the Financial Statements. There has been no material adverse change in the business operations, assets, properties, customer base, prospects, rights or condition (financial or otherwise) of Seller or any occurrence, circumstance, or combination thereof that reasonably could be expected to result in any such material adverse change since the date of the original letter of intent between the parties dated July 15, 2019, including, without limitation, any material adverse change relating to Seller’s relationship with any customer, contractor, insurance carrier or other vendor. Additionally, since said date, up to and including the Closing date, Seller represents that there has been no additional indebtedness or contractual liability taken on by Seller, or promises made to any third party which would have the effect of limiting or reducing the value of the Acquired Assets or the Business.

Section 3.6 Taxes.

(a) Seller has duly and timely filed all federal, state, local and foreign tax returns and tax reports (collectively, “Tax Returns”) required to be filed by it under applicable laws and regulations. All such Tax Returns are true, correct and complete in all respects and were prepared in compliance with all applicable laws and regulations. All amounts due and owing by Seller (whether or not shown on any Tax Return) have been fully paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in any jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no liens or other security interests for taxes (other than taxes not yet due and payable) upon any of the Acquired Assets.

(b) Seller has withheld and paid all amounts required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) Seller has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

(d) Seller has never been a member of any affiliated, consolidated, combined or unitary group for purposes of taxes and Seller has no liability under Treasury Regulation 1.1502-6. There exists no tax-sharing agreement or arrangement pursuant to which Seller is obligated to pay the tax liability of any other Person (as defined below), or to indemnify any other Person with respect to any tax. For purposes of this Agreement, “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or governmental entity (or any department, agency, or political subdivision thereof).

Section 3.7 Compliance with Law. Seller has complied and is in compliance with all material laws, statutes, ordinances, orders, rules, regulations, policies, and guidelines promulgated, and all judgments, decisions and orders entered, by any federal, state, local or foreign court or governmental authority or instrumentality or private entity or organization authorized by any of the foregoing to act on its behalf that are applicable or relate to Seller, the Business, or the Acquired Assets. Seller is not in violation of any of the Permits, and there is no pending nor, to the best knowledge of Seller, any threatened proceeding that could result in the revocation, cancellation or inability of Seller to renew any Permit. Seller has not been charged with or given notice of any violation of any of the applicable laws which violation has not been remedied in full (without any remaining liability of Seller).

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Section 3.8 Proprietary Rights.

(a) At the time of closing, Seller shall provide Buyer all Proprietary Rights that were used in the operation of the Business, including without limitation, patents, trade secrets, processes, proprietary rights, proprietary knowledge, know-how, technology, trademarks, names, service marks, trade names, internet domain names, URL addresses, electronic mail addresses, copyrights, symbols, logos, customer lists, inventions, franchises and permits, license, sublicense, or other such right that is necessary for the operation of the Business in substantially the same manner as the Business is presently conducted. To the best knowledge of Seller, the Business has not been and is not being conducted in contravention of any trademark, copyright or other proprietary right of any Person.

(b) Seller has exclusive rights to own and use the computer software owned or licensed by Seller (the “Software”) and has the right to transfer all Software used by Seller pursuant to this Agreement.

Section 3.9 Restrictive Documents or Laws. Seller is not a party to or bound under any mortgage, lien, lease, agreement, contract, instrument, law, order, judgment or decree, or any similar restriction not of general application that adversely affects, or reasonably could be expected to so affect (a) the Acquired Assets or the ability of Buyer to utilize them in the Business after the Closing Date on substantially the same basis as the Business is currently operated; or (b) the consummation of the transactions contemplated by this Agreement.

Section 3.10 Intentionally Omitted.

Section 3.11 Title to and Condition of Acquired Assets. Seller has good, valid and marketable title to all of the Acquired Assets, and the Acquired Assets constitute all of the property now used in and necessary for the conduct of the business of Seller as presently conducted. All of the Acquired Assets are held free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of any nature whatsoever. No financing statement under the Uniform Commercial Code or similar law naming Seller as debtor has been filed in any jurisdiction, and Seller is not a party to or, to the best knowledge of Seller, bound under any agreement or legal obligation authorizing any party to file any such financing statement.

Section 3.12 Brokers and Finders Fees. If Seller has engaged any brokers related to this transaction, it shall be responsible for any and all payments, including any brokerage or finder’s fee, due to any broker as a result of this transaction.

Section 3.13 Legal Proceedings, etc. There are no (and over the last five (5) years there have been no) claims, proceedings, suits, or investigations (collectively, “actions”) pending or, to the best knowledge of Seller, threatened against or relating to Seller (or any of its shareholders or employees in connection with the business or affairs of Seller), before any federal, state, local or foreign court or governmental body. There are no actions pending or, to the best knowledge of Seller, threatened for the purpose of enjoining or preventing this Agreement of any other transaction contemplated by this Agreement or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement.

Section 3.14 Intentionally Omitted.

Section 3.15 Contracts. Seller has furnished to Buyer all contracts, agreements, leases, arrangements and understandings (written or oral) to which Seller is a party. Seller represents that it is not in breach of any such contracts or agreements.

Section 3.16 Inventory. Seller has furnished to Buyer a complete and accurate list of all Inventory owned or held by the Seller or used in the conduct of the Business, including, without limitation, manufacturing supplies, raw materials, components, repair parts, work-in-progress, finished goods and similar items, whether raw or used. The quantities of Inventory as of the Closing Date will be reasonable under the current circumstances of the Business. None of the Inventory is in the possession of others. The Inventory is not subject to any claim with respect to the use of materials held on consignment. All products manufactured (whether or not completed) or sold before the Closing Date will be in compliance with all warranties with respect to that product.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Section 3.17 No Conflict or Default. Neither the execution and delivery of this Agreement by Seller, including, without limitation, the consummation of the transactions contemplated by this Agreement, will violate any applicable laws or Permits or conflict with or result in the breach of any term, condition or provision of the Seller’s Articles, Seller’s Bylaws or any agreement between Seller’s shareholders or other organizational document of Seller, or of any material agreement, deed, contract, undertaking, mortgage, indenture, writ, order, decree, restriction, legal obligation or instrument to which Seller is a party.

Section 3.18 Books of Account; Records. Seller’s general ledgers, and other records relating to the assets, properties, contracts and outstanding legal obligations of Seller are complete and correct and have been maintained in accordance with good business practices, and, to the extent required by GAAP (except for the requirement to include the footnotes and other off book disclosures required by GAAP), the matters contained therein are appropriate and accurately reflected in the Financial Statements.

Section 3.19 Shareholders, Officers and Directors. [*] is a shareholder, officer and director of Seller, and has full power and authority to execute all documents related to this transaction on behalf of Seller.

Section 3.20 Labor Relations. Seller has complied in all material respects with all applicable federal, state and local laws, rules, regulations and executive orders relating to employment, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees and the payment of premiums and benefits under applicable worker’s compensation laws. There is no union organizing campaign actually pending or, to the best knowledge of Seller, threatened against or involving Seller. No collective bargaining or other labor agreement is currently being negotiated by Seller and no union or collective bargaining unit represents any of Seller’s employees. Seller has not experienced any work stoppage or other material labor difficulty during the past five (5) years.

Section 3.21 Customers and Vendors. No vendor of Seller has indicated that it shall stop, or decrease the rate of, or substantially increase its fees for, supplying products or services to Seller, as applicable, either prior to, or following the consummation of, the Closing.

Section 3.22 Organizational Documents. Copies of the Seller Articles, certified by the Secretary of State of Alabama, and the Seller Bylaws and any agreement between Seller’s shareholders, certified by the president or chief executive officer of Seller, have been furnished to Buyer and are a true, correct and complete copies thereof as currently in effect.

Section 3.23 Outstanding Commitments. To the best knowledge of Seller, Seller is not bound by any commitments for the performance of services or delivery of products in excess of its ability to provide such services or deliver such products during the time available to satisfy such commitments, and all outstanding commitments for the performance of services or delivery of products were made on a basis calculated to produce a profit under the circumstances prevailing when such commitments were made.

Section 3.24 Acquired Assets. Seller is transferring to Buyer all of the assets, other than the Excluded Assets, that are used in or are necessary to conducting the Business as historically operated by Seller. Other than the Excluded Assets, the Acquired Assets constitute all of such assets.

Section 3.25 Full Disclosure. The representations and warranties contained in this Article IV do not contain nor will they contain any untrue statement of a material fact or omit to state any known material fact necessary in order to make the factual statements contained herein, in light of the circumstances under which they were made, not misleading. To the best knowledge of Seller, there are no adverse facts that have not been disclosed to Buyer in writing or on schedules attached hereto relating to the Acquired Assets and operations of the Business. The performance of due diligence shall not limit the indemnification obligations of any party hereunder.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Article IV

COVENANTS OF THE PARTIES

Section 4.1 Mutual Covenants.

(a) General. Each Party shall use all commercially reasonable efforts to take all actions and do all things necessary, proper or advisable to consummate the Acquisition and the other transactions contemplated by this Agreement for which such Party is responsible to be satisfied as soon as reasonably practicable and to prepare, execute, acknowledge or verify, deliver, and file such additional documents, and take or cause to be taken such additional actions, as any other Party may reasonably request to carry out the purposes or intent of this Agreement.

(b) Other Governmental Matters. Each Party shall use all reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any court, administrative agency or commission, or other governmental authority or instrumentality that it may be required to give, make or obtain.

(c) Cooperation. On and after the Closing, each Party will cooperate with the other Parties and execute and deliver to the other Parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other Parties as necessary to carry out, evidence and confirm the intended purposes of this Agreement. In addition, after the Closing, Seller, at Buyer’s request, shall prepare, execute and deliver, at the Seller’s expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as Buyer shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in Buyer title to all or any part of the Acquired Assets.

(d) Tax Matters. After Closing, the Parties will coordinate the preparation of all necessary tax returns; provided however, Seller shall assume all responsibility for, and shall timely perform, the filing and reporting obligations required by Section 6043A of the Code and shall take all necessary or appropriate actions to timely satisfy such obligations. Each Party agrees to timely furnish to the other Parties any records and other information reasonably requested by them in connection therewith. Buyer has not made any representation as to the tax treatment of Seller, or any agreement with respect to refraining from taking any future action that could adversely affect the tax treatment of the Acquisition or tax consequences to Seller in connection therewith or otherwise. Notwithstanding anything in this Agreement to the contrary, Seller will remain solely liable for any tax consequences to it as a result of the Acquisition.

(e) Further Assurances. After the Closing, Seller, at Buyer’s request, shall prepare, execute and deliver, at Seller’s expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as Buyer shall reasonably request at any time or from time to time in order to be perfect, confirm or evidence in Buyer title to all or any part of the Acquired Assets, or to put Buyer more fully in possession of, any of the Acquired Assets, or to better enable Buyer to complete, perform or discharge any of the Assumed Liabilities. Each Party will cooperate with the other Parties and execute and deliver to the other Parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other Parties as necessary to carry, out, evidence and confirm the intended purposes of this Agreement.

(f) Forwarding of Funds. After the Closing, if any payment is received by Seller for any periods of time from and after the Closing Date, or which represent any portion of the Pending Sales Orders or other Acquired Assets by Buyer, Seller shall immediately account for and provide such payment to Buyer.

(g) Notices of Certain Events. Seller shall promptly notify Buyer of:

(i) Any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) Any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(iii) Any actions commenced or, to the best knowledge of Seller, threatened against, relating to, involving, or otherwise affecting Seller or any of Seller’s property, or any disputes, conflicts or circumstances providing the basis for any dispute or conflict, that, if in existence on the date of this Agreement would have been required to have been disclosed by Seller that relate directly or indirectly to the consummation of the transactions contemplated by this Agreement.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(h) intentionally omitted.

(i) Continuation of Existence of Seller. Seller shall maintain Seller’s valid existence and good standing under the laws of Dubai, at Seller’s own expense, for a period commencing on the Effective Date and continuing until the 3 month anniversary of the Effective Date.

(j) Delivery of Financial Statements. Seller shall cause:

(i) A Closing Date Balance Sheet to be delivered to Buyer on the Closing Date, which must be accepted and approved by Buyer as a condition to closing.

(ii) Employees. Upon the Closing and effective as of the Effective Date, Seller will terminate the employment of its employees, and Buyer (or one of or more of Buyer’s affiliates) shall offer employment, effective as of the Effective Date, to all such employees on an at-will basis. Seller will not take any action that could impede, hinder, interfere, or otherwise compete with Buyer’s (or such affiliate’s) effort to hire any such employee, and Seller shall undertake such efforts as may be reasonably requested by Buyer to facilitate such efforts. In no event shall Buyer (or such affiliate) be considered a successor employer. Except to the extent in violation of applicable law, Seller shall promptly furnish to Buyer all information relating to each employee of Seller as Buyer may require in connection with its (or such affiliate’s) employment of such persons, including, without limitation, initial employment date, termination dates, reemployment dates, compensation and tax withholding history, which information shall be true and correct in all material respects.

(k) Termination of Employee Plans; Benefit Arrangements. Seller shall cause all Employee Plans and Benefit Arrangements of Seller to be terminated, and provide Buyer with evidence of such termination, at or prior to the Closing. Buyer shall provide continuation of the same or similar benefits to is employees after the Closing, including health care and other similar benefits.

Article V

CONDITIONS

Section 5.1 Mutual Conditions. The obligations of each of the Parties to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to fulfillment of all of the following conditions:

(a) No Adverse Proceeding. No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Acquisition or the other transactions contemplated by this Agreement shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency which would prevent the consummation of the Acquisition and the other transactions contemplated by this Agreement.

(b) Governmental Approvals. Any governmental or other approvals or reviews of this Agreement or the transactions contemplated by this Agreement required under any applicable laws, statutes, orders, rules, regulations, or policies, or any guidelines promulgated thereunder, shall have been received.

Section 5.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the fulfillment of all of the following conditions unless waived by Seller in writing.

(a) Representations and Warranties. The representations and warranties of Buyer set forth in Article III of this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date.

(b) Performance of Agreement. Buyer shall have performed and observed in all material respects all obligations and conditions to be performed or observed by it under this Agreement at or prior to the Closing.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Section 5.3 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the fulfillment of all of the following conditions unless waived by Buyer in writing:

(a) Representations and Warranties. The representations and warranties of Seller set forth in Article III of this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date.

(b) Performance of Agreement. Seller shall have performed and observed in all material respects all obligations and conditions to be performed or observed by it under this Agreement at or prior to the Closing.

(c) Consents. Seller shall have obtained and delivered to Buyer all consents Buyer deems necessary or desirable, in Buyer’s reasonable discretion, in order to consummate the transactions contemplated herein.

(d) Due Diligence. Buyer shall have completed their due diligence investigation of Seller and the Business pursuant to this Agreement and shall have been satisfied in all respects with the results of such investigation.

Article VI

TERMINATION

Section 6.1 Termination Events. By notice given prior to the Closing, this Agreement may be terminated as follows:

(a) by Buyer in its sole and absolute discretion any time prior to the expiration of the Due Diligence Period;

(b) by Buyer if a material breach of any provision of this Agreement has been committed by Seller or any Owner and such breach has not been cured by Seller (after Notice and reasonable opportunity) or such breach is waived by Buyer;

(c) by Seller if a material breach of any provision of this Agreement has been committed by Buyer and such breach has not been cured by Buyer (after Notice and reasonable opportunity) or such breach is waived by Seller;

(d) by mutual consent of Buyer and Seller; or

(e) by either Buyer or Seller if the Closing has not occurred on or before the date that is thirty (30) days from the expiration of the Due Diligence Period.

Section 6.2 Effect of Termination. Each Party’s right of termination under Section 6.1 above is in addition to any other rights such Party may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.

Article VII

MISCELLANEOUS

Section 7.1 Notices. All notices and other communications under this Agreement to any Party shall be in writing and shall be deemed given when delivered personally to that Party, sent by electronic mail (“Email”) transmission (with electronic confirmation) to that Party at the Email for that Party set forth below, mailed by certified mail (postage prepaid and return receipt requested) to that Party at the address for that Party set forth below, or delivered by Federal Express or any similar express delivery service for delivery to that Party at that address:

(a) If to Buyer:

Verus International, Inc.

9841 Washingtonian Boulevard, #390

Gaithersburg, MD 20878

Attn: Anshu Bhatnagar, Chief Executive Officer

Email: ab@verusfoods.com

With a copy to (which shall not constitute notice):

Sheppard Mullin Richter & Hampton LLP

30 Rockefeller Plaza, 38th Floor

New York, NY 10112

Attn: Andrea Cataneo, Esq.

Email: ACataneo@sheppardmullin.com

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b) If to Seller: [*]

Any Party may change its Email or address for notices under this Agreement at any time by giving the other Parties notice of such change.

Section 7.2 Non-Waiver. No failure by any Party to insist upon strict compliance with any term or provision of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of any other Party shall affect, or constitute a waiver of, the first Party’s right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provisions of this Agreement shall affect or constitute a waiver of any Party’s right to demand strict compliance with all provisions of this Agreement.

Section 7.3 Genders and Numbers. Where permitted by the context, each pronoun used in this Agreement includes the same pronoun in other genders and numbers, and each noun used in this Agreement includes the same noun in other numbers.

Section 7.4 Headings. The headings of the various Articles and Sections of this Agreement are not part of the context of this Agreement, are merely labels to assist in locating such Articles and Sections, and shall be ignored in construing this Agreement.

Section 7.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be a single agreement. The signatures to this Agreement need not all be on a single copy of this Agreement, and may be facsimiles rather than originals, and shall be fully as effective as though all signatures were originals on the same copy.

Section 7.6 Entire Agreement. This Agreement and the Additional Documents, all of which are hereby incorporated by reference, constitute the entire agreement, and supersede all prior or contemporaneous discussions, negotiations, agreements and understandings (both written and oral) among the Parties with respect to the subject matter hereof and thereof.

Section 7.7 No Third-Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any Person, other than the Parties and any Indemnified Parties, any rights, remedies or other benefits under or by reason of this Agreement.

Section 7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. The Parties hereby irrevocably submit to the jurisdiction of the courts in the State of Maryland (state or federal), with venue in Montgomery County, over any dispute arising out of this Agreement and agree that all claims in respect of such dispute or proceeding shall be heard and determined in such court. All rights and remedies of each Party under this Agreement shall be cumulative and in addition to all other rights and remedies which may be available to the Party from time to time, whether under this Agreement or otherwise.

Section 7.9 Binding Effect; Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the Parties and their respective heirs, personal representatives, successors, and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be transferred or assigned by any of the Parties without the prior written consent of the other Parties. Notwithstanding the foregoing, Buyer shall have the right to assign any of their respective rights, interests or obligations under this Agreement, in whole or in part, to any company affiliated with Buyer, as the case may be.

Section 7.10 Expenses. Each Party shall pay their own respective expenses and fees associated with this transaction.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Section 7.11 Severability. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by applicable law, and the Parties shall abide by such court’s determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

Section 7.12 Knowledge. Whenever a representation or warranty is made herein as being to the “knowledge of” or “best knowledge of” a Party, it is understood that such Persons have made or caused to be made (and the results thereof reported to them) an investigation that provides them with a reasonable basis upon which to determine the accuracy of such representation or warranty by personnel or representatives competent to determine the accuracy thereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

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[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the parties hereto executed the foregoing Stock Purchase Agreement effective the 30th day of August 2019.

Buyer: Verus International, Inc.		Seller: [*]

By:	/s/ Anshu Bhatnagar	By:	/s/ [*]
Name:	Anshu Bhatnagar	Officer:	[*]
Its:	Chief Executive Officer	Its:	Chief Executive Officer